Filed pursuant to Rule 424(b)(3)
Registration No. 333-185549

PROSPECTUS SUPPLEMENT

(To Prospectus dated January 23, 2013)

PSIVIDA CORP.

1,700,000 Shares of Common Stock

We are offering 1,700,000 shares of our common stock, par value $0.001 per share (“Common Stock”).

Our Common Stock trades on the NASDAQ Global Market under the symbol “PSDV”. The last reported sale price of our Common Stock on the NASDAQ Global Market on March 13, 2014 was $4.32.

Investing in our securities involves a high degree of risk. Before buying any securities, you should read the discussion of material risks of investing in our common stock under the heading “Risk Factors” beginning on page S-3 of this prospectus supplement and the risk factors in the other documents incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Northland Securities, Inc. served as exclusive placement agent in connection with the Common Stock offered by this prospectus supplement. We have agreed to pay the placement agent the placement agent fees set forth in the table below. The placement agent is not purchasing or selling any of the shares we are offering.

	Per Unit	Total
Offering price	$4.11	$6,987,000
Placement agent fees(1)	$0.041	$69,870
Proceeds, before expenses, to us	$4.069	$6,917,130

(1)	In addition, we have agreed to reimburse the placement agent for certain of its expenses as described under “Plan of Distribution” on page S-5 of this prospectus supplement.

We estimate the expenses of this offering, excluding placement agent fees, will be approximately $160,000.

Delivery of the shares is expected to be made on or about March 18, 2014.

Northland Capital Markets

The date of this prospectus is March 17, 2014.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this Offering (the “Offering”). The second part, the accompanying prospectus, gives more general information, some of which may not apply to this Offering. Generally, when we refer only to the “prospectus,” we are referring to both parts combined. This prospectus supplement may add to, update or change information in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement or the accompanying prospectus.

If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. This prospectus supplement, the accompanying prospectus and the documents incorporated into each by reference include important information about us, the shares of Common Stock being offered and other information you should know before investing in these securities.

You should rely only on this prospectus supplement, the accompanying prospectus and the information incorporated or deemed to be incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectuses we have prepared. We have not authorized anyone to provide you with information that is in addition to, or different from, that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectuses we have prepared. If anyone provides you with different or inconsistent information, you should not rely on it. We are not offering to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than as of the date of this prospectus supplement or the accompanying prospectus, as the case may be, or in the case of the documents incorporated by reference, the date of such documents regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sale of shares of our Common Stock. Our business, financial condition, liquidity, results of operations, and prospects may have changed since those dates.

All references in this prospectus supplement or the accompanying prospectus to “pSivida,” the “Company,” the “Corporation,” “we,” “us,” or “our” mean pSivida Corp., unless we state otherwise or the context otherwise requires.

The Offering

The following summary contains basic information about our Common Stock and the Offering and is not intended to be complete. It does not contain all the information that may be important to you. For a more complete understanding, please refer to the documents identified in the section “Incorporation of Certain Documents by Reference.”

Common Stock Offered	1,700,000 shares of Common Stock, par value $0.001 per share.

Common Stock to be Outstanding after this offering	29,154,398 shares

Placement Agent	Northland Securities, Inc.

Use of Proceeds	We intend to use the proceeds from this offering to accelerate our Tethadur program, fund our clinical trials for posterior uveitis and for general corporate purposes.

Risk Factors	An investment in our Shares involves substantial risks. You should consider the risk factors beginning on page S-3 of this prospectus supplement, as well as the risk factors in the accompanying prospectus and incorporated by reference in this prospectus supplement.

NASDAQ Ticker Symbol	PSDV.

Australian Securities Exchange Symbol	PVA.

The number of shares of common stock shown above to be outstanding after this offering is based on 27,454,398 shares outstanding as of March 14, 2014 and excludes:

•	3,983,949 shares of our common stock issuable on exercise of options outstanding at that date, which have a weighted average exercise price of $3.07 per share;

•	1,095,784 shares of our common stock that have been reserved as of that date for issuance in connection with future grants under our stock option plan; and

•	1,176,105 shares of our common stock issuable upon exercise of warrants outstanding at that date, which have a weighted average exercise price of $3.67 per share.

RISK FACTORS

Investing in our securities involves a high degree of risk. For a discussion of the factors you should carefully consider before deciding to purchase any of our securities, please review the risk factors included in this prospectus supplement related to the Offering, the risk factors in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement, including “Part I, Item 1A—Risk Factors” in our Annual Report on Form 10-K for the year ended June 30, 2013, filed with the SEC on September 27, 2013. The risks and uncertainties described in the documents incorporated by reference are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of those risks actually occurs, our business, financial condition and results of operations would suffer. In that event, the market price of our common stock could decline, and you may lose all or part of your investment in our common stock.

ADDITIONAL RISKS RELATED TO THIS OFFERING

You will experience immediate and substantial dilution.

The offering price per share in this offering may exceed the net tangible book value per share of our common stock outstanding prior to this offering. Based on the offering price of $4.11 per share and our net tangible book value as of December 31, 2013, if you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of $3.55 per share with respect to the net tangible book value of the common stock. The exercise of certain of our outstanding stock options and warrants could result in further dilution of your investment.

You may experience future dilution as a result of future equity offerings.

In order to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that may not be the same as the price per share in this offering. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock, or securities convertible or exchangeable into common stock, in future transactions may be higher or lower than the price per share paid by investors in this offering.

Sales of our common stock through this or other equity offerings could trigger a limitation on our ability to use our net operating losses and tax credits in the future.

The Tax Reform Act of 1986 limits the annual use of net operating loss and tax credit carryforwards in certain situations where changes occur in stock ownership of a company. In the event we have a change in ownership, as defined in the Internal Revenue Code of 1986, as amended, the annual utilization of such carryforwards could be limited. This or other equity issuances could trigger a limitation on our ability to use our net operating losses and tax credits in the future under Sections 382 and 383 of the Internal Revenue Code as enacted by the Tax Reform Act of 1986.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, any free writing prospectus used in connection with this Offering and the other documents we have filed with the SEC that are incorporated herein by reference contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, as well as assumptions, that, if they never materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including any projections of financing needs, revenue, expenses, earnings or losses from operations, and other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements concerning product research, development and commercialization plans and timelines; any statements regarding safety and efficacy of product candidates; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. All forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the cautionary statements and risk factors set forth under the heading “Risk Factors” and elsewhere in this prospectus supplement and those set forth in our Annual Report on Form 10-K for the fiscal year ended June 30, 2013. In addition, forward-looking statements may contain the words “believe,” “anticipate,” “expect,” “estimate,” “intend,” “plan,” “project,” “will be,” “will continue,” “will result,” “seek,” “could,” “may,” “might,” or any variations of such words or other words with similar meanings.

Given these uncertainties, you should not place undue reliance on these forward-looking statements. You should read this prospectus supplement, the accompanying prospectus and the documents that we reference in this prospectus with the understanding that our actual future results may be materially different from what we expect. Except as required by law, we do not undertake any obligation to update or revise any forward-looking statements contained in this prospectus and any supplements to this prospectus, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the 1,700,000 shares offered by this prospectus supplement, after deducting placement agent fees and expenses, will be approximately $6.8 million. We intend to use the proceeds from this offering to accelerate our Tethadur program, fund our clinical trials for posterior uveitis and for general corporate purposes. Pending such use, the net proceeds may also be temporarily invested in short-term securities.

DESCRIPTION OF SECURITIES

Common Stock

The description of our common stock is contained in our current report on Form 8-K filed under Rule 12g-3 of the Exchange Act on June 19, 2008, including any amendments or reports filed for the purpose of updating such description.

PLAN OF DISTRIBUTION

We expect funds affiliated with RA Capital will purchase all of the Common Stock issued in this Offering. We have entered into a stock purchase agreement with these funds for the purchase of such shares. In connection with this Offering, we have engaged Northland Securities, Inc. as our exclusive placement agent. “Northland Capital Markets” is the trade name for certain capital markets and investment banking services of Northland Securities, Inc., member FINRA/SIPC. We or the placement agent may distribute this prospectus supplement and the accompanying prospectus electronically.

We will pay the placement agent an aggregate placement agent fee equal to 1.0% of the gross proceeds of this Offering. We will also reimburse the placement agent for legal and other expenses incurred by it in connection with this Offering in an aggregate amount not to exceed $35,000. We expect to pay the placement agent a fee equal to $69,870.

We estimate the total expenses of this Offering that will be payable by us, excluding the placement agent fees, will be approximately $160,000. After deducting certain fees due to the placement agent and our estimated offering expenses, we expect the net proceeds from this Offering will be approximately $6.8 million.

We have agreed to indemnify the placement agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and liabilities arising from breaches and representations and warranties contained in the placement agent agreement. We have also agreed to contribute to payments the placement agent may be required to make in respect of such liabilities.

The placement agent and its affiliates have provided and may in the future provide certain commercial banking, financial advisory or investment banking services for us for which it has received and may in the future receive fees, but there are no current arrangements between us. The placement agent and its affiliates may also from time to time in the future engage in transactions with us and perform services for us in the ordinary course of its business, but there are no current arrangements between us.

LEGAL MATTERS

The validity of the issuance of the Common Stock offered hereby will be passed upon by Ropes & Gray LLP, Boston, Massachusetts.

Some partners of Ropes & Gray LLP are members in RGIP LLC, which owns 14,592 shares of our Common Stock.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. The SEC’s website contains reports, proxy and information statements and other information regarding issuers, such as us, that file electronically with the SEC. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement the information we have filed with the SEC. The information we incorporate by reference into this prospectus supplement is an important part of this prospectus supplement. Any statement in a document we incorporate by reference into this prospectus supplement or the accompanying prospectus will be considered to be modified or superseded to the extent a statement contained in this prospectus supplement or any other subsequently filed document that is incorporated by reference into this prospectus supplement modifies or supersedes that statement. The modified or superseded statement will not be considered to be a part of this prospectus supplement or the accompanying prospectus, as applicable, except as modified or superseded.

We incorporate by reference into this prospectus supplement the information contained in the documents listed below, which is considered to be a part of this prospectus supplement:

•

our Annual Report on Form 10-K for the fiscal year ended June 30, 2013, filed with the SEC on September 27, 2013 (including the portions of our proxy statement for our 2013 annual meeting of stockholders incorporated by reference therein);

•

our Quarterly Report on Form 10-Q for the quarter ended December 31, 2013, filed with the SEC on February 12, 2014 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, filed with the SEC on November 13, 2013;

•	our Current Reports on Form 8-K filed with the SEC on March 13, 2014, January 21, 2014, December 23, 2013, December 20, 2013, December 19, 2013, and October 18, 2013; and

•

the description of our Common Stock contained in our current report on Form 8-K filed under Rule 12g-3 of the Exchange Act on June 19, 2008, including any amendments or reports filed for the purpose of updating such description.

We also incorporate by reference all documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of this Offering; provided, however, that we are not incorporating any information furnished under Item 2.02 or Item 7.01 of any current report on Form 8-K we may subsequently file.

Statements made in this prospectus supplement or the accompanying prospectus or in any document incorporated by reference in this prospectus supplement or the accompanying prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the documents incorporated by reference, each such statement being qualified in all material respects by such reference.

You may request a copy of these filings, at no cost, by contacting us at the following address:

Investor Relations

pSivida Corp.

400 Pleasant Street

Watertown, MA 02472

Telephone: (617) 926-5000

E-mail: investor_relations@psivida.com

Copies of these filings are also available, without charge, through the “Investor Relations” section of our website (www. psivida.com) as soon as reasonably practicable after they are filed electronically with the SEC. The information contained on our website is not a part of this prospectus.

Prospectus

PSIVIDA CORP.

Common Stock, Warrants, Preferred Stock and Units

pSivida Corp. may offer from time to time, in one or more series or issuances and at prices and on terms that will be determined at the time of offering, up to $30,000,000 in gross proceeds to pSivida Corp. of:

•	Common Stock

•	Warrants

•	Preferred Stock

•	Units

We will provide specific terms of the common stock, warrants, preferred stock and units (which we refer to collectively as the “Securities”) in supplements to this prospectus at the time when we offer them. You should read this prospectus and applicable supplement carefully before you invest in any of these securities.

Our common stock is quoted on the NASDAQ Global Market under the symbol “PSDV”. The last reported sale price of our common stock on the NASDAQ Global Market on January 16, 2013 was $1.40. As of January 16, 2013, the aggregate market value of our outstanding common stock held by non-affiliates was $29,219,000 based on 23,297,011 shares of outstanding common stock, of which 20,870,473 shares were held by non-affiliates. We have sold securities with an aggregate market value of $5,363,000 pursuant to General Instruction I.B.6. of Form S-3 during the prior 12 calendar month period that ends on and includes the date hereof.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 23, 2013.

You should read this prospectus, including all documents incorporated herein by reference, together with additional information described under “Where You Can Find Additional Information.”

You may obtain the information incorporated herein by reference without charge by following the instructions under “Where You Can Find Additional Information” or “Incorporation of Certain Information by Reference.”

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front of this prospectus.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings resulting in gross proceeds to us of up to $30,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus, you should assume that the statements made in the prospectus supplement modify or supersede those made in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find Additional Information” on page 23 of this prospectus.

THE COMPANY

Our Business

We develop tiny, sustained-release, drug delivery products designed to deliver drugs at a controlled and steady rate for months or years. We are focused on treatment of chronic diseases of the back of the eye utilizing our core technology platforms, Durasert™ and BioSilicon™. We currently have three approved products and two principal product candidates under development, which represent successive generations of our Durasert technology.

Our most recently approved product is an injectable, sustained-release micro-insert for the treatment of vision impairment associated with chronic diabetic macular edema (DME) considered insufficiently responsive to available therapies. The product, to be marketed under the name ILUVIEN®, is being developed by our licensee, Alimera Sciences, Inc. (Alimera). ILUVIEN for DME has received marketing authorization in the U.K., Austria, France, Germany, Portugal and Spain and has been approved for marketing authorization in Italy. Alimera has announced its plans to launch the direct commercialization of ILUVIEN for DME in Germany, the United Kingdom and France in 2013 and the pursuit of pricing and reimbursement in those countries.

Alimera has also indicated its intention to resubmit its application for ILUVIEN for DME to the U.S. Food and Drug Administration (FDA) following receipt of a second Complete Response Letter in November 2011 (2011 CRL). Based on a June 2012 meeting with the FDA, Alimera reported that it plans to respond to the issues raised by the FDA in the 2011 CRL, including additional analysis of the benefits and risks of ILUVIEN based on clinical data from its two previously completed pivotal Phase III clinical trials (FAME™ Study), and to focus on the population of patients with chronic DME considered insufficiently responsive to available therapies, the same indication for which regulatory approval was granted in various EU countries.

We plan to study the same micro-insert used in ILUVIEN for the treatment of uveitis affecting the posterior segment of the eye (posterior uveitis). The FDA has cleared our Investigational New Drug application (IND), permitting us to move directly to two Phase III trials for this indication without the necessity of Phase I or Phase II trials. The FDA has agreed that the primary end point in these trials, which are expected to involve a total of approximately 300 patients, will be recurrence of uveitis within 12 months and that we can reference much of the data, including the clinical safety data, from the clinical trials for ILUVIEN for DME. We did not license Alimera the rights to use this micro-insert for the treatment of uveitis.

We are also developing a bioerodible, injectable micro-insert delivering latanoprost (Latanoprost Product) to treat glaucoma and ocular hypertension. An investigator-sponsored Phase I/II dose-escalation study is ongoing to assess the safety and efficacy of this micro-insert in patients with elevated intraocular pressure. Pfizer Inc. (Pfizer) has an option, under certain circumstances, to license the development and commercialization of the Latanoprost Product worldwide.

Our two FDA-approved products, Retisert® for the treatment of posterior uveitis and Vitrasert® for the treatment of AIDS-related cytomegalovirus retinitis, are surgically implanted. They are both licensed to Bausch & Lomb Incorporated (Bausch & Lomb).

BioSilicon, the second key technology platform we are targeting for sustained drug delivery, utilizes fully-erodible, nanostructured, porous material. Our primary focus is on Tethadur™, which utilizes BioSilicon to deliver large biologic molecules, including peptides and proteins, on a sustained basis. The sizes of the pores in the BioSilicon material are manufactured using nanotechnology to accommodate specific protein, peptide or antibody molecules. These molecules are then released and the material erodes slowly over time. Our BioSilicon technology can also be designed to deliver smaller molecules.

Trademarks

Durasert™, BioSilicon™ and Tethadur™ are our trademarks. ILUVIEN® and FAME™ are Alimera’s trademarks. Retisert® and Vitrasert® are Bausch & Lomb’s trademarks.

Corporate Information

Our principal executive office (and mailing address) is located at 400 Pleasant Street, Watertown, MA 02472, and our telephone number is (617) 926-5000.

RISK FACTORS

In considering whether to invest in our common stock, you should carefully read and consider the risks described below, together with all of the information we have included in this prospectus.

We have a history of losses and expect to continue to incur losses for the foreseeable future.

With the exception of the year ended June 30, 2010 (fiscal 2010), we have incurred operating losses since our inception in 2000, and our fiscal 2010 net income resulted from a one-time event. We do not currently have any assured sources of revenues. We do not know the timing and extent of any revenues we may receive from ILUVIEN for DME. Although ILUVIEN has been approved in six EU countries for the treatment of vision impairment associated with chronic DME considered insufficiently responsive to available therapies, we do not know when Alimera will receive marketing authorization in one remaining EU country or will complete pricing and reimbursement discussions, whether those pricing and reimbursement discussions will be satisfactory, whether Alimera will be successful in directly commercializing ILUVIEN for DME in the EU, and if and when, and to what extent, we will earn revenues from the commercialization of ILUVIEN for DME in the EU. We do not know if or when Alimera will receive FDA approval of ILUVIEN for DME. Unless and until Alimera receives such approval, we will not be entitled to receive the $25.0 million milestone payment that would be due on such an approval, nor will we earn any revenues from sales of ILUVIEN for DME by Alimera in the U.S. We will receive funding under our Restated Pfizer Agreement only if Pfizer exercises its option with respect to the Latanoprost Product, which becomes exercisable only if we complete Phase II clinical trials, which have yet not been initiated, or if we cease development of the Latanoprost Product prior to completion of those trials. There is no assurance that Pfizer will exercise its option. Our royalty income from Bausch & Lomb is not expected to increase to a level sufficient to sustain our operations and may decline. Our ability to achieve profitability will depend upon the generation of revenues to us from Alimera’s commercialization of ILUVIEN for DME and our or any other licensees’ ability to achieve regulatory approval and sufficient revenues from commercialization of one or more of our product candidates.

We expect to need additional capital resources to fund our operations, and our ability to obtain them is uncertain.

We expect to continue to generate negative cash flows from operations unless and until we receive sufficient revenues from the commercialization of ILUVIEN for DME or one or more of our product candidates achieves regulatory approval and provides sufficient revenues from commercialization. During the past three fiscal years, we have financed our operations primarily from consideration received from our collaborative partners, including license fees, research and development funding and contingent note payments, and from the proceeds of offerings of our common stock and warrants. We currently have no committed funding from collaborative partners. We believe that our cash, cash equivalents and marketable securities of $17.6 million at September 30, 2012 and expected royalty income from Bausch & Lomb should enable us to maintain our current and planned operations through calendar year 2013. Our capital resources would be enhanced if Alimera successfully commercializes ILUVIEN for DME in the EU or if ILUVIEN for DME were approved and successfully commercialized in the U.S., although even so, the amount and timing of our receipt of any revenues from such activities is uncertain. Accordingly, we expect to need additional resources to complete our planned Phase III trials for our posterior uveitis micro-insert and to fund our operations. Our need for additional capital resources will be influenced by the following factors, among others:

•	whether, when and to what extent we receive revenues from Alimera with respect to ILUVIEN for DME, including from commercialization in the EU or upon any approval or commercialization in the U.S.;

•	whether and when we enter into strategic arrangements for any of our product candidates and the nature of those arrangements;

•

when and if we initiate, how we conduct, and whether and the extent to which we internally fund product development and programs, including clinical trials for the posterior uveitis micro-insert and the Latanoprost Product, and ongoing research and development of BioSilicon technology applications;

•	whether and when Pfizer exercises its option with respect to the Latanoprost Product;

•	timely and successful development, regulatory approval and commercialization of our products and product candidates;

•	the costs involved in preparing, filing, prosecuting, maintaining, defending and enforcing any patent claims; and

•	changes in our operating plan resulting in increases or decreases in our need for capital.

We may seek additional capital resources through possible new collaborative or licensing agreements and/or possible other agreements and transactions (which may include sales of securities or assets). Many factors relating to our company, such as the 2011 CRL and the status of FDA approval with respect to ILUVIEN for DME, the status of commercialization of ILUVIEN for DME in the EU, and the status of development of our product candidates, as well as the state of the economy and the financial and credit markets, may make our ability to secure additional capital resources more difficult to obtain or result in less favorable terms. If available, funding through collaboration, licensing or other agreements may be on unfavorable terms, including requiring us to relinquish rights to certain of our technologies or products; any additional equity financing may be dilutive to stockholders; and any debt financing may involve restrictive covenants or other unfavorable terms and potential dilutive equity. If adequate financing is not available if and when needed, we may be required to delay, reduce the scope of or eliminate research or development programs, postpone or cancel the pursuit of product candidates, including pre-clinical and clinical trials and new business opportunities, reduce staff and operating costs or otherwise significantly curtail our operations to reduce our cash requirements and extend our capital.

If the recorded values of our intangible assets under Accounting Principles Generally Accepted in the U.S. (GAAP) is further impaired, our financial results could be adversely affected, which could adversely affect the price of our securities.

We recorded significant amounts of intangible assets in connection with earlier acquisitions. We took impairment charges of $3.1 million with respect to the value of our Durasert intangible asset and $11.7 million with respect to the value of our BioSilicon intangible asset as of December 31, 2011. We have $4.1 million of net intangible assets on our balance sheet as of September 30, 2012, of which $2.8 million relates to our Durasert technology and $1.3 million relates to our BioSilicon technology. We will continue to conduct impairment analyses of our intangible assets as required, and we would be required to take additional impairment charges in the future if any recoverability assessments of those assets reflect fair market values which are less than our recorded values, and such charges could be significant. The carrying values of our Durasert and BioSilicon technology systems could be impaired if there is a future triggering event, including, without limitation, adverse events with respect to the timing and status of clinical development, regulatory approval and success of commercialization of products using those technologies. Further impairment charges on our intangible assets could have a material adverse effect on our results of operations, which could, in turn, adversely affect the price of our securities.

Our operating results may fluctuate significantly from period to period.

Our operating results have fluctuated significantly from period to period in the past and may continue to do so in the future due to many factors, including:

•

timing, receipt, amount and revenue recognition of payments, if any, from collaboration partners, including, without limitation, collaborative research and development, milestone, royalty, net profit and other payments;

•	execution, amendment and termination of collaboration agreements;

•	scope, duration and success of collaboration agreements;

•	amount of internally funded research and development costs, including pre-clinical studies and clinical trials;

•	general and industry-specific adverse economic conditions that may affect, among other things, our and our collaborators’ operations and financial results; and

•	changes in accounting estimates, policies or principles and intangible asset impairments.

Due to fluctuations in our operating results, quarterly comparisons of our financial results may not necessarily be meaningful, and investors should not rely upon such results as an indication of future performance. In addition, investors may react adversely if our reported operating results are less favorable than in a prior period or are less favorable than those anticipated by investors in the financial community, which may result in further decreases in our stock price.

Our royalty income from Bausch & Lomb may decline.

Our royalties from Bausch & Lomb for Retisert and Vitrasert may decline. There is no assurance that Bausch & Lomb will continue to market either or both of these products. We do not expect that our royalty income from Bausch & Lomb for these products will ever become a material source of revenue for us.

RISKS RELATED TO THE DEVELOPMENT AND COMMERCIALIZATION OF OUR PRODUCTS AND PRODUCT CANDIDATES

Without FDA approval for ILUVIEN for DME, Alimera will be unable to commercialize the product in the U.S., and we will not receive payments to which we would be entitled upon such approval or from successful commercialization, which could materially impair our financial prospects.

Alimera received a Complete Response Letter received in December 2010 (2010 CRL) from the FDA with respect to its New Drug Application (NDA) for ILUVIEN for DME, which included 24-month data from the FAME Study, and received the 2011 CRL in response to a resubmitted NDA, which responded to the 2010 CRL and included 36-month data. In the 2011 CRL, the FDA stated that it was unable to approve the NDA because it did not provide sufficient data to support that ILUVIEN is safe and effective in the treatment of patients with DME, that the risks of adverse reactions shown for ILUVIEN in the FAME Study were significant and were not offset by the benefits demonstrated by ILUVIEN in these clinical trials and that Alimera will need to conduct two additional clinical trials to demonstrate that the product is safe and effective for the proposed indication. Based on a recent meeting with the FDA, Alimera has reported its plans to resubmit its NDA for ILUVIEN for DME to the FDA in early 2013 using data from the FAME Study and to focus on the population of patients with chronic DME considered insufficiently responsive to available therapies, the same indication for which regulatory approval has been granted in various EU countries. There is no assurance that Alimera will resubmit the NDA on such schedule or at all or that Alimera will be able to demonstrate to the FDA that the benefits of ILUVIEN for DME outweigh the risks using data from the FAME Study, that additional clinical trials will not be required, that the population of chronic DME patients will be acceptable to the FDA or that Alimera will be able to obtain regulatory approval for ILUVIEN for DME in the U.S. Accordingly, ILUVIEN for DME may never be approved and marketed in the U.S., in which case we would not receive the milestone payment to which we would be entitled on FDA approval or any revenues from commercialization, which would be materially adverse to our business. Further, we do not know whether Alimera will continue to seek to develop, or receive approval from the FDA or other regulatory agencies for, ILUVIEN for the treatment of other eye conditions currently being studied under Alimera’s agreement with us.

We do not know if and when we will receive revenues from any commercialization of ILUVIEN for DME in the EU and the extent of those revenues.

There is no assurance if and when, and to what extent, we will receive revenues from the commercialization of ILUVIEN for DME in the EU. To date, Alimera has received marketing authorization from Austria, France, Germany, Portugal, Spain and the U.K., but still must obtain a separate national license in Italy, and there is no assurance that Alimera will receive that license, what the terms of the license will be and whether its issuance will be delayed beyond Alimera’s expectations, which could delay Alimera’s commercialization of ILUVIEN for DME in Italy. There is no assurance as to what level of governmental pricing and reimbursement in the various countries will be permitted, particularly in light of the ongoing budget crises faced by a number of countries in the EU. Prices of drugs in the EU are regulated and are generally lower than those in the United States, which could affect the amount of any revenues from the commercialization of ILUVIEN for DME in the EU. Alimera announced its intention to proceed with the direct commercialization of ILUVIEN for DME in Germany, the U.K. and France in 2013 and also obtained $40 million in equity financing to provide additional capital to proceed with the direct commercialization of ILUVIEN in those countries. Alimera has no prior experience in commercializing products. There is no assurance that Alimera will be able to build and manage a successful commercial operation in the EU or that it will have sufficient capital to do so. Further, because we are entitled to net profit participation on sales of ILUVIEN if Alimera markets ILUVIEN directly and a percentage of royalties and non-royalty consideration if Alimera sublicenses the marketing of ILUVIEN, the amount and timing of any revenues we receive will be affected by the manner in which Alimera determines to market ILUVIEN in other countries. Although Alimera has reported that it intends to seek marketing approval of ILUVIEN for DME in additional EU countries, there is no assurance that Alimera will apply for or obtain any additional approvals. Further, we cannot project what the demand will be for ILUVIEN for DME if marketed in the EU.

Both ILUVIEN and our micro-insert for posterior uveitis deliver FAc, a corticosteroid that has demonstrated undesirable side effects in the eye, which may affect the approvability and success of these micro-inserts for DME, posterior uveitis and other eye diseases.

Both ILUVIEN and our micro-insert for posterior uveitis of the same design deliver the non-proprietary corticosteroid fluocinolone acetonide (FAc), which is associated with undesirable side effects in the eye, such as cataract formation and elevated intraocular pressure, which may increase the risk of glaucoma and related surgery to manage those side effects. In the 2011 CRL, the FDA stated that the risks of adverse reactions shown for ILUVIEN for DME in the FAME Study were significant and were not offset by the benefits demonstrated by ILUVIEN for DME in those clinical trials. To date, Austria, France, Germany, Portugal, Spain and the U.K. have granted marketing authorization to ILUVIEN for the treatment of vision impairment associated with chronic DME considered insufficiently responsive to available therapies, but there is no assurance that ILUVIEN for DME will receive marketing authorization from the Italian or any other regulators. These side effects may affect the approvability of ILUVIEN for the other eye conditions for which it is being studied, and even if approved, these side effects may adversely affect the successful marketing of ILUVIEN. Although our approved Retisert product for posterior uveitis and our product candidate for the same condition both deliver FAc, there is no assurance that our micro-insert of the same design as ILUVIEN for the treatment of posterior uveitis will be able to demonstrate that it is safe and efficacious for the treatment of posterior uveitis in light of its expected side effects from FAc.

There is no assurance that Pfizer will exercise its option with respect to the Latanoprost Product or that we will receive any further financial consideration under the Restated Pfizer Agreement.

In June 2011, we amended our Collaborative Research and License Agreement with Pfizer (the Restated Pfizer Agreement) to focus solely on the development of the Latanoprost Product. Development of this product through Phase II clinical trials is at our expense. Pfizer has an option for an exclusive, worldwide license to develop and commercialize the Latanoprost Product upon our completion of Phase II clinical trials or if we cease development of the Latanoprost Product prior to completion of those trials. There is no assurance that we will commence or complete the Phase II clinical trials for the Latanoprost Product, that if completed, the trials will be successful, that Pfizer will, in any event, exercise its option or that if exercised, that Pfizer will commence Phase III clinical trials or that the Latanoprost Product will achieve successful Phase III trial results, regulatory approvals or commercial success. As a result, there is no assurance that we will receive any further licensing, milestone or royalty payments under the Restated Pfizer Agreement.

If we or our licensees are unable to or do not complete clinical trials for our product candidates or do not receive the necessary regulatory approvals, we or our licensees will be unable to commercialize our product candidates.

Our current and future activities are and will be subject to stringent regulation by governmental authorities both in the U.S. and other countries in which our products are marketed. Before we or our licensees can manufacture, market and sell any of our product candidates, approval from the FDA and/or foreign regulatory authorities is required to market in the applicable jurisdictions. Generally, in order to obtain these approvals, pre-clinical studies and clinical trials must demonstrate that a product candidate is safe for human use and effective for its targeted disease or condition.

None of our product candidates (other than ILUVIEN for DME in the U.S.) has completed or is in pivotal clinical trials. An investigator-sponsored Phase I/II study of the Latanoprost Product is ongoing, but we have not commenced Phase II clinical trials; the FDA has cleared our IND to treat posterior uveitis with our injectable sustained-release micro-insert and we are now permitted to move directly to two Phase III trials to treat patients with posterior uveitis, but we have not commenced pivotal trials; and we have no ongoing clinical studies with respect to BioSilicon product candidates. Product development at all stages involves a high degree of risk, and only a small proportion of research and development programs result in product candidates that advance to pivotal clinical trials or to approved products. There is no assurance that evaluation agreements we have with third parties will result in any product candidates or licenses, or that we or our licensees will commence or continue clinical trials for any of our product candidates. If clinical trials conducted by or for us or our licensees for any of our product candidates do not provide the necessary evidence of safety and efficacy, those product candidates cannot be manufactured and sold, and will not generate revenues. Initial or subsequent clinical trials may not be initiated by or for us or our licensees for product candidates or may be delayed or fail due to many factors, including the following:

•	decisions by parties evaluating our technologies not to pursue development of products with us;

•	our (or our licensees’) lack of sufficient funding to pursue trials rapidly or at all;

•	our (or our licensees’) inability to attract clinical investigators for trials;

•	our (or our licensees’) inability to recruit patients in sufficient numbers or at the expected rate;

•	our inability to find or reach agreement with licensees to undertake clinical trials;

•	decisions by licensees not to exercise options for products and not to pursue products licensed to them;

•	adverse side effects;

•	failure of trials to demonstrate a product candidate’s safety and efficacy;

•	our (or our licensees’) failure to meet FDA or other regulatory agency requirements for clinical trial design or inadequate clinical trial design;

•	our (or our licensees’) inability to follow patients adequately after treatment;

•	changes in the design or manufacture of a product;

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failures by, changes in our (or our licensees’) relationship with, or other issues at contract research organizations, third-party vendors and investigators responsible for pre-clinical testing and clinical trials;

•	our (or our licensees’) inability to manufacture sufficient quantities of materials for use in clinical trials;

•	stability issues with materials;

•	failure to comply with current good manufacturing practices (cGMP) or similar foreign regulatory requirements or other manufacturing issues;

•	requests by regulatory authorities for additional data or clinical trials;

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governmental or regulatory agency assessments of pre-clinical or clinical testing that differs from our (or our licensees’) interpretations or conclusions that product candidates meet quality standards for stability, quality, purity and potency;

•	governmental or regulatory delays, or changes in approval policies or regulations; and

•	developments, clinical trial results and other factors with respect to competitive products and treatments.

Results from pre-clinical testing and early clinical trials often do not accurately predict results of later clinical trials. Data obtained from pre-clinical and clinical activities are susceptible to varying interpretations, which may delay, limit or prevent regulatory approval. Data from pre-clinical studies, early clinical trials and interim periods in multi-year trials are preliminary and may change, and final data from pivotal trials for such products may differ significantly. Adverse side effects may develop that delay, limit or prevent the regulatory approval of products, or cause such regulatory approvals to be limited or even rescinded. Additional trials necessary for approval may not be undertaken or may ultimately fail to establish the safety and efficacy of our product candidates.

The FDA or other relevant regulatory agencies may not approve our product candidates for manufacture and sale, and any approval by the FDA does not ensure approval by other regulatory agencies or vice versa (which could require us to comply with numerous and varying regulatory requirements, possibly including additional clinical testing). Any product approvals we or our licensees achieve could also be withdrawn for failure to comply with regulatory standards or due to unforeseen problems after the products’ marketing approval. In either case, marketing efforts with respect to the affected product would have to cease. In addition, the FDA or other regulatory agencies may impose limitations on the indicated uses for which a product may be marketed, which may reduce the size of or otherwise limit the potential market for the product.

In addition to testing, regulatory agencies impose various requirements on manufacturers and sellers of products under their jurisdiction, such as packaging, labeling, manufacturing practices, record keeping and reporting. Regulatory agencies may also require post-marketing testing and surveillance programs to monitor a product’s effects. Furthermore, changes in existing regulations or the adoption of new regulations could prevent us from obtaining, or affect the timing of, future regulatory approvals.

We have a limited ability to develop and market products ourselves. If we are unable to find development or marketing partners, or our development or marketing partners do not successfully develop or market our products, we may be unable to effectively develop and market products on our own.

We have limited product development capability and no marketing or sales staff. Developing products and achieving market acceptance for them can require extensive and substantial efforts by experienced personnel as well as expenditure of significant funds. We may not be able to establish sufficient capabilities necessary to develop products and achieve market penetration ourselves.

Our business strategy has included entering into collaborative and licensing arrangements for the development and commercialization of our product candidates, and we currently have collaboration and licensing arrangements with Alimera, Pfizer and Bausch & Lomb. The curtailment or termination of any of these arrangements could adversely affect our business, our ability to develop and commercialize our products, product candidates and proposed products and our ability to fund operations.

The success of these and future collaborative and licensing arrangements will depend heavily on the experience, resources, efforts and activities of our licensees. Our licensees have, and are expected to have, significant discretion in making decisions related to the development of product candidates and the commercialization of products under these collaboration agreements. Risks that we face in connection with our collaboration and licensing strategy include the following:

•	our collaborative and licensing arrangements are, and are expected to be, subject to termination under various circumstances, including on short notice and without cause;

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we are required, and expect to be required, under our collaborative and licensing arrangements not to conduct specified types of research and development in the field that is the subject of the arrangement or not to sell products in such field, limiting the areas of research, development and commercialization that we can pursue;

•	our licensees may be permitted to develop and commercialize, either alone or with others, products that are similar to or competitive with our products;

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our licensees may change the focus of their development and commercialization efforts or decrease or fail to increase spending related to our products or product candidates, thereby limiting the ability of these products to reach their potential;

•	our licensees may lack the funding, personnel or experience to develop and commercialize our products successfully or may otherwise fail to do so; and

•	our licensees may not perform their obligations, in whole or in part.

To the extent that we choose not to, or we are unable to, enter into future license agreements with marketing and sales partners and, alternatively, seek to market and sell products ourselves, we would experience increased capital requirements to develop the ability to manufacture, market and sell future products. We may not be able to manufacture, market or sell our products or future products independently in the absence of such agreements.

Our current licensees may terminate their agreements with us at any time, and if they do, we will lose the benefits of those agreements and may not be able to develop and sell products currently licensed to them.

Our licensees have rights of termination under our agreements with them. Exercise of termination rights by one or more of our licensees may leave us without the financial benefits and development, marketing or sales resources provided under the terminated agreement, which may have an adverse effect on our business, financial condition and results of operations. Additionally, our interests may not continue to coincide with those of our partners, and our partners may develop, independently or with third parties, products or technologies that could compete with our products. Further, we may disagree with our partners over the rights and obligations under those agreements, including ownership of technologies or other proprietary interests, noncompetition, payments or other issues, which could result in breach of the agreements including related damages or injunctive relief or termination.

Pfizer may terminate the Restated Pfizer Agreement with respect to the Latanoprost Product without penalty at any time and for any reason upon 60 days’ written notice. We have exclusively licensed our technology underlying Vitrasert and Retisert to Bausch & Lomb, which can terminate its agreement with us without penalty at any time upon 90 days’ written notice. We have exclusively licensed the technology underlying ILUVIEN for DME and certain ophthalmic applications to Alimera. Alimera has financial responsibility for the development of ILUVIEN for DME and any other licensed products developed under our collaboration agreement, along with sole responsibility for the commercialization of such licensed products. Alimera may abandon the development and commercialization of any licensed product at any time.

Any of Pfizer, Alimera or Bausch & Lomb may decide not to continue to develop, exercise options or commercialize products under their respective agreements, change strategic focus, or pursue alternative technologies instead of our technologies or develop competing products. While Pfizer and Bausch & Lomb have significant experience in the ophthalmic field and have substantial resources, there is no assurance whether, and to what extent, that experience and those resources will be devoted to our technologies. Alimera has limited experience and more limited financial resources, and ILUVIEN for DME is Alimera’s first commercial product. Because we do not currently have sufficient funding or internal capabilities to develop and commercialize our products and product candidates, decisions, actions, breach or termination of these agreements by Pfizer, Bausch & Lomb or Alimera could delay or stop the development or commercialization of any of the products or product candidates licensed to such entities.

If products of our competitors receive regulatory approval or reach the market earlier, are more effective, have fewer side effects, are more effectively marketed or cost less, our products or product candidates may not be approved, may not achieve the sales we anticipate and could be rendered obsolete.

We believe that pharmaceutical, drug delivery and biotechnology companies, research organizations, governmental entities, universities, hospitals, other nonprofit organizations and individual scientists are seeking to develop drugs, therapies, products, approaches or methods to treat our targeted diseases or their underlying causes. For many of our targeted diseases, competitors have alternate therapies that are already commercialized or are in various stages of development ranging from discovery to advanced clinical trials. For example, Lucentis® has been approved in the U.S. and EU to treat DME, and Bayer HealthCare and Regeneron have instituted Phase III studies of EYLEA®, already approved in the U.S. and Australia to treat wet-related macular degeneration, to treat DME. Any of these drugs, therapies, products, approaches or methods may receive government approval or gain market acceptance more rapidly than our products and product candidates, may offer therapeutic or cost advantages, or may more effectively treat our targeted diseases or their underlying causes, which could result in our product candidates not being approved, reduce demand for our products and product candidates or render them noncompetitive or obsolete. For example, sales of Vitrasert for the treatment of cytomegalovirus retinitis, a disease that affects people with late-stage AIDS, declined significantly with advances in the treatment of AIDS.

Many of our competitors and potential competitors have substantially greater financial, technological, research and development, marketing and personnel resources than we do. Our competitors may succeed in developing alternate technologies and products that, in comparison to the products we have and are seeking to develop:

•	are more effective and easier to use;

•	are more economical;

•	have fewer side effects;

•	offer other benefits; or

•	may otherwise render our products less competitive or obsolete.

Many of these competitors have greater experience in developing products, conducting clinical trials, obtaining regulatory approvals or clearances and manufacturing and marketing products.

Our products and product candidates may not achieve and maintain market acceptance and may never generate significant revenues.

In both domestic and foreign markets, the commercial success of our products and product candidates will require not only obtaining regulatory approvals but also obtaining market acceptance by retinal specialists and other doctors, patients, government health administration authorities and other third-party payors. Whether and to what extent our products and product candidates achieve and maintain market acceptance will depend on a number of factors, including demonstrated safety and efficacy, cost-effectiveness, potential advantages over other therapies, our and our collaborative partners’ marketing and distribution efforts and the reimbursement policies of government and other third-party payors. In particular, if government and other third-party payors do not provide adequate coverage and reimbursement levels for or recommend our products and product candidates, the market acceptance of our products and product candidates will be limited. Both government and other third-party payors attempt to contain healthcare costs by limiting coverage and the level of reimbursement for products and, accordingly, they might challenge the price and cost-effectiveness of our products, or refuse to provide coverage for our products. If our products and product candidates fail to achieve and maintain market acceptance, they may fail to generate significant revenues and our business may be significantly harmed.

Guidelines, recommendations and studies published by various organizations could reduce the use of our products and product candidates.

Government agencies, professional societies, practice management groups, private health and science foundations and organizations focused on various diseases may publish guidelines, recommendations or studies related to our products and product candidates or our competitors’ products. Any such guidelines, recommendations or studies that reflect negatively on our products or product candidates could result in decreased use, sales of, and revenues from one or more of our products and product candidates. Furthermore, our success depends in part on our and our partners’ ability to educate healthcare providers and patients about our products and product candidates, and these education efforts could be rendered ineffective by, among other things, third-parties’ guidelines, recommendations or studies.

RISKS RELATED TO OUR INTELLECTUAL PROPERTY

We rely heavily upon patents and trade secrets to protect our proprietary technologies. If we fail to protect our intellectual property or infringe on others’ technologies, our ability to develop and market our products and product candidates may be compromised.

Our success is dependent on whether we can obtain patents, defend our existing patents and operate without infringing on the proprietary rights of third parties. As of November 30, 2012, we had 197 patents and 124 pending patent applications, including patents and pending applications. Intellectual property protection of our technologies is uncertain. We expect to seek to patent and protect our proprietary technologies. However, there is no assurance that any additional patents will be issued to us as a result of our pending or future patent applications or that any of our patents will withstand challenges by others. In addition, we may not have sufficient funds to patent and protect our proprietary technologies to the extent that we would desire, or at all. If we were determined to be infringing any third party patent, we could be required to pay damages, alter our products or processes, obtain licenses, pay royalties or cease certain operations. We may not be able to obtain any required licenses on commercially favorable terms, if at all. In addition, many foreign country laws may treat the protection of proprietary rights differently from, and may not protect our proprietary rights to the same extent as, laws in the United States and Patent Co-operation Treaty countries.

Prior art may reduce the scope or protection of, or invalidate, our patents. Previously conducted research or published discoveries may prevent our patents from being granted, invalidate issued patents or narrow the scope of any protection obtained. Reduction in scope of protection or invalidation of our licensed or owned patents, or our inability to obtain patents, may enable other companies to develop products that compete with our products and product candidates on the basis of the same or similar technology. As a result, our patents and those of our licensors may not provide any or sufficient protection against competitors. While we have not been, and are not currently involved in, any litigation over intellectual property, such litigation may be necessary to enforce any patents issued or licensed to us or to determine the scope and validity of third party proprietary rights. We may also be sued by one or more third parties alleging that we infringe their intellectual property rights. Any intellectual property litigation would be likely to result in substantial costs to us and diversion of our efforts, and could prevent or delay our discovery or development of product candidates. If our competitors claim technology also claimed by us, and if they prepare and file patent applications in the U.S. or other jurisdictions, we may have to participate in interference proceedings declared by the U.S. Patent and Trademark Office or the appropriate foreign patent office to determine priority of invention, which could result in substantial cost to us and diversion of our efforts. Any such litigation or interference proceedings, regardless of the outcome, could be expensive and time consuming. Litigation could subject us to significant liabilities to third parties, requiring disputed rights to be licensed from third parties and/or requiring us to cease using certain technologies.

We also rely on trade secrets, know-how and technology that are not protected by patents to maintain our competitive position. We try to protect this information by entering into confidentiality agreements with parties that have access to it, such as our corporate partners, collaborators, employees, and consultants. Any of these parties could breach these agreements and disclose our confidential information, or our competitors may learn of the information in some other way. If any material trade secret, know-how or other technology not protected by a patent were to be disclosed to or independently developed by a competitor, our competitive position could be materially harmed.

RISKS RELATED TO OUR BUSINESS, INDUSTRY, STRATEGY AND OPERATIONS

If we fail to retain key personnel, our business could suffer.

We are dependent upon the principal members of our management and scientific staff. In addition, we believe that our future success in developing our products and achieving a competitive position may depend on whether we can attract and retain additional qualified management and scientific personnel. There is strong competition for management and scientific personnel within the industry in which we operate and we may not be able to attract and retain such personnel. As we have a small number of employees and we believe our products are unique and highly specialized, the loss of the services of one or more of the principal members of our senior management or scientific staff, or the inability to attract and retain additional personnel and develop expertise as needed, could have a material adverse effect on our results of operations and financial condition.

If we are subject to product liability suits, we may not have sufficient insurance to cover damages.

The testing, manufacturing, and marketing and sale of the products utilizing our technologies involve risks that product liability claims may be asserted against us and/or our licensees. Our current clinical trial and product liability insurance may not be adequate to cover damages resulting from product liability claims. Regardless of their merit or eventual outcome, product liability claims could require us to spend significant time, money and other resources to defend such claims, could result in decreased demand for our products and product candidates or result in reputational harm, and could result in the payment of a significant damage award. Our product liability insurance coverage is subject to deductibles and coverage limitations and may not be adequate in scope to protect us in the event of a successful product liability claim. Further, we may not be able to acquire sufficient clinical trial or product liability insurance in the future on reasonable commercial terms, if at all.

Consolidation in the pharmaceutical and biotechnology industries may adversely affect us.

There has been consolidation in the pharmaceutical and biotechnology industries. Consolidation could result in the remaining companies having greater financial resources and technological capabilities, thus intensifying competition, and fewer potential collaboration partners or licensees for our product candidates. In addition, if a consolidating company is already doing business with our competitors, we could lose existing or potential future licensees or collaboration partners as a result of such consolidation.

If we or our licensees fail to comply with environmental laws and regulations, our or their ability to manufacture and commercialize products may be adversely affected.

Medical and biopharmaceutical research and development involves the controlled use of hazardous materials, such as radioactive compounds and chemical solvents. We and our licensees are subject to federal, state and local laws and regulations in the U.S. and abroad governing the use, manufacture, storage, handling and disposal of such materials and waste products. We and they could be subject to both criminal liability and civil damages in the event of an improper or unauthorized release of, or exposure of individuals to, hazardous materials. In addition, claimants may sue us or them for resulting injury or contamination, and the liability may exceed our or their ability to pay. Compliance with environmental laws and regulations is expensive, and current or future environmental regulations may impair the research, development or production efforts of our company or our licensees and harm our operating results.

If we or our licensees encounter problems with product manufacturing, there could be delays in product development or commercialization, which would adversely affect our future profitability.

Our ability and that of our licensees to conduct timely pre-clinical and clinical research and development programs, obtain regulatory approvals, and develop and commercialize our product candidates will depend, in part, upon our and our licensees’ ability to manufacture our products and product candidates, either directly or through third parties, in accordance with FDA and other regulatory requirements. The manufacture, packaging and testing of our products and product candidates are regulated by the FDA and similar foreign regulatory entities and must be conducted in accordance with applicable cGMP and comparable foreign requirements. Any change in a manufacturing process or procedure used for one of our products or product candidates, including a change in the location at which a product or product candidate is being manufactured or in the third-party manufacturer being used, may require the FDA’s and similar foreign regulatory entities’ prior review and/or approval in accordance with applicable cGMP or other regulations. Additionally, the FDA and similar foreign regulatory entities may implement new standards, or change their interpretation and enforcement of existing standards, for the manufacture, packaging and testing of products at any time.

There may be a limited number of manufacturers that operate under cGMP or comparable foreign regulations that are both capable of manufacturing our products and product candidates and are willing to do so. Alimera has contracted with third-party manufacturers with respect to the manufacture of components of ILUVIEN for DME. Failure by us, our collaborative partners, or our or their third-party manufacturers, to comply with applicable manufacturing requirements could result in sanctions being imposed on us or them, including fines, injunctions, civil penalties, failure of regulatory authorities to grant marketing approval of our product candidates, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of product, operating restrictions and criminal prosecutions. In addition, we or our collaborative partners may not be able to manufacture our product candidates successfully or have a third party manufacture them in a cost-effective manner. If we or our collaborative partners are unable to develop manufacturing facilities or to obtain or retain third-party manufacturing on acceptable terms, we or they may not be able to conduct future pre-clinical and clinical testing or supply commercial quantities of our products.

We manufacture supplies in connection with pre-clinical or clinical studies conducted by us or our collaboration partners. Under our collaboration agreements with Alimera, Pfizer and Bausch & Lomb, we have provided our licensees the exclusive rights to manufacture commercial quantities of products, once approved for marketing. Our and our licensees’ reliance on third-party manufacturers entails risks, including:

•	failure of third parties to comply with cGMP and other applicable U.S. and foreign regulations and to employ adequate quality assurance practices;

•	inability to obtain the materials necessary to produce a product or to formulate the active pharmaceutical ingredient on commercially reasonable terms, if at all;

•	supply disruption, deterioration in product quality or breach of a manufacturing or license agreement by the third party because of factors beyond our or our licensees’ control;

•	termination or non-renewal of a manufacturing or licensing agreement with a third party at a time that is costly or difficult; and

•	inability to identify or qualify an alternative manufacturer in a timely manner, even if contractually permitted to do so.

Problems associated with international business operations could affect our ability to manufacture and sell our products. If we encounter such problems, our costs could increase and our development of products could be delayed.

We currently maintain offices and research and development facilities in the U.S. and the U.K., and our goal is to develop products for sale by us or our licensees in most major world healthcare markets. Manufacturing of pharmaceutical products requires us or our licensees to comply with regulations regarding safety and quality and to obtain country and jurisdiction-specific regulatory approvals and clearances. We or our licensees may not be able to comply with such regulations or to obtain or maintain needed regulatory approvals and clearances or may be required to incur significant costs in doing so. In addition, our operations and future revenues may be subject to a number of risks associated with foreign commerce, including the following:

•	staffing and managing foreign operations;

•	political and economic instability;

•	foreign currency exchange fluctuations;

•	foreign tax laws, tariffs and freight rates and charges;

•	timing and availability of export licenses;

•	inadequate protection of intellectual property rights in some countries; and

•	receipt and maintenance of required government approvals.

Credit and financial market conditions may exacerbate certain risks affecting our business.

Sales of products are dependent on the availability and extent of reimbursement from government and other third-party payors. Difficult credit and financial market conditions may increase the risk that government and other third-party payors will reduce the availability or extent of reimbursement for our products, and the risk that third-party payors will delay or default on reimbursement obligations.

Sales of our products depend on, and development and sales of our product candidates may depend on, collaborative partners and third-party suppliers. Difficult credit and financial market conditions may increase the risk that there are delays, disruptions or defaults in the performance of these third parties’ obligations to us.

Legislative or regulatory changes may adversely affect our business, operations and financial results.

Our industry is highly regulated and new laws, regulations and judicial decisions, and new interpretations of existing laws, regulations and judicial decisions, may adversely affect our business, operations and financial results.

The Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010 (PPACA) is intended to expand U.S. healthcare coverage primarily through the imposition of health insurance mandates on employers and individuals and expansion of the Medicaid program. Several provisions of the PPACA could significantly reduce payments from Medicare and Medicaid for our products and any product candidates which obtain approval over the next 10 years. The PPACA’s effects cannot be fully known until its provisions are implemented, and the Centers for Medicare & Medicaid Services, and other federal and state agencies, issue applicable regulations or guidance. Proposed U.S. state healthcare reforms, and any foreign healthcare reforms, also could alter the availability, methods and rates of reimbursements from the government and other third-party payors for our products and any product candidates which obtain approval, and could adversely affect our business strategy, operations and financial results.

The Food and Drug Administration Amendments Act of 2007 granted the FDA enhanced authority over products already approved for sale, including authority to require post-marketing studies and clinical trials, labeling changes based on new safety information and compliance with risk evaluations and mitigation strategies approved by the FDA. The FDA’s exercise of this relatively new authority could result in delays and increased costs during product development, clinical trials and regulatory review and approval, increased costs following regulatory approval to assure compliance with new post-approval regulatory requirements, and potential restrictions on the sale or distribution of approved products following regulatory approval.

Changes in the regulatory approval policy during the development period, changes in or the enactment of additional regulations or statutes, or changes in regulatory review for each submitted product application may cause delays in the approval or rejection of an application. For example, the July 9, 2012 reauthorization of the Prescription Drug User Fee Act (PDUFA) extended by two months the period in which the FDA is expected to review and approve certain NDAs. Although the FDA has recently stated that it expects to meet PDUFA’s updated timing goals, it has in the past provided its managers discretion to miss them due to heightened agency workload or understaffing in the review divisions; accordingly, it remains unclear whether and to what extent the FDA will adhere to PDUFA timing goals in the future, which could delay approval and commercialization of our product candidates.

RISKS RELATED TO OUR COMMON STOCK

The price of our common stock may be volatile.

The price of our common stock (including common stock represented by CHESS Depositary Interests (CDIs)) may be affected by developments directly affecting our business as well as by developments out of our control or not specific to us. The price of our common stock dropped significantly when the FDA issued its 2011 CRL with respect to ILUVIEN for DME. The biotechnology sector, in particular, and the stock market generally, are vulnerable to abrupt changes in investor sentiment. Prices of securities and trading volume of companies in the biotechnology industry, including ours, can swing dramatically in ways unrelated to, or that bear a disproportionate relationship to, our performance. The price of our common stock (and CDIs) and their trading volumes may fluctuate based on a number of factors including, but not limited to:

•	clinical trials and their results and other product and technological developments and innovations;

•	FDA and other domestic and international governmental regulatory actions, receipt and timing of approvals of our product candidates, and any denials and withdrawal of approvals;

•	competitive factors, including the commercialization of new products in our markets by our competitors;

•	advancements with respect to treatment of the diseases targeted by our product candidates;

•	developments relating to and actions by collaborative partners, including execution, amendment and termination of agreements, achievement of milestones and receipt of payments;

•	the success of our collaborative partners in marketing any approved products and the amount and timing of payments to us;

•	availability and cost of capital and our financial and operating results;

•	changes in reimbursement policies or other practices relating to our product candidates or the pharmaceutical industry generally;

•	meeting, exceeding or failing to meet analysts’ or investors’ expectations, and changes in evaluations and recommendations by securities analysts;

•	economic, industry and market conditions, changes or trends; and

•	other factors unrelated to us or the biotechnology industry.

In addition, low trading volume in our common stock or our CDIs may increase their price volatility. Holders of our common stock and CDIs may not be able to liquidate their positions at the desired time or price. Finally, we will need to continue to meet the listing requirements of the NASDAQ Global Market, including the minimum stock price, and the Australian Securities Exchange for our stock and CHESS Depositary Interests to continue to be traded on those exchanges, respectively.

If the holders of our outstanding warrants and stock options exercise their warrants and options, ownership of our common stock holders may be diluted, and our stock price may decline.

As of December 15, 2012, we had outstanding warrants and options to acquire approximately 4.8 million shares of our common stock, or approximately 17.2% of our shares on a fully diluted basis. The issuance of shares of our common stock upon exercise of these warrants and stock options could result in dilution to the interests of other holders of our common stock and could adversely affect our stock price. The overhang of outstanding warrants and options may adversely affect our stock price.

Pfizer owns a significant percentage of our common stock and is a collaborative partner and therefore may be able to influence our business in ways that are not beneficial to you.

Pfizer owned approximately 8.0% of our outstanding shares as of November 30, 2012 and is a collaborative partner. As a result, Pfizer may be able to exert significant influence over our board of directors and how we operate our business. The concentration of ownership may also have the effect of delaying or preventing a change in control of our company.

We do not currently intend to pay dividends on our common stock, and any return to investors is expected to come, if at all, only from potential increases in the price of our common stock.

At the present time, we intend to use available funds to finance our operations. Accordingly, while payment of dividends rests within the discretion of our board of directors, no cash dividends on our common shares have been declared or paid by us and we have no intention of paying any such dividends in the foreseeable future.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended (Securities Act) and Section 21E of the Securities Exchange Act of 1934, as amended (Exchange Act). Forward-looking statements are inherently subject to risks, uncertainties and potentially inaccurate assumptions. Such statements give our current expectations or forecasts of future events; they do not relate strictly to historical or current facts. All statements other than statements of historical fact could be deemed forward-looking statements, including, without limitation, any expectations of revenue, expenses, cash flows, earnings or losses from operations, capital or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements concerning product research, development and commercialization timelines; any statements of expectations or belief; and any statements of assumptions underlying any of the foregoing. We often, although not always, identify forward-looking statements by using words or phrases such as the following: “likely”, “expect”, “intend”, “anticipate”, “believe”, “estimate”, “plan”, “project”, “forecast” and “outlook”.

We cannot guarantee that the results and other expectations expressed, anticipated or implied in any forward-looking statement will be realized. The risks set forth under “Risk Factors” herein describe major risks to our business, and you should read and interpret any forward-looking statements together with these risks. A variety of factors, including these risks, could cause our actual results and other expectations to differ materially from the anticipated results or other expectations expressed, anticipated or implied in our forward-looking statements. Should known or unknown risks materialize, or should our underlying assumptions prove inaccurate, actual results could differ materially from past results and those anticipated, estimated or projected in the forward-looking statements. You should bear this in mind as you consider any forward-looking statements.

Our forward-looking statements speak only as of the dates on which they are made. We do not undertake any obligation to update any forward-looking statement, whether to reflect new information, future events or otherwise. You are advised, however, to consult any further disclosures we may make in our future reports to the SEC, on our website, www.psivida.com, or otherwise.

USE OF PROCEEDS

Unless we identify other uses of proceeds in a prospectus supplement, we intend to use the net proceeds from the sale of the Securities for our general corporate purposes, which may include funding our clinical trials, capital expenditures, acquisitions, and working capital. Pending use, the net proceeds may also be temporarily invested in short-term securities. Additional information on the use of net proceeds from the sale of securities covered by this prospectus may be set forth in the prospectus supplement relating to the specific offering.

PLAN OF DISTRIBUTION

We may sell the Securities in any one or more of the following ways from time to time:

•	to or through underwriters;

•	to or through dealers;

•	through agents; or

•	directly to purchasers, including our affiliates.

The prospectus supplement with respect to any offering of our Securities will set forth the terms of the offering, including:

•	the name or names and addresses of any underwriters, dealers or agents;

•	the purchase price of the Securities and the proceeds to us from the sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation; and

•	any delayed delivery arrangements.

The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

If the Securities are sold by means of an underwritten offering, we will execute an underwriting agreement with an underwriter or underwriters, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the prospectus supplement which will be used by the underwriters to sell the Securities. If underwriters are utilized in the sale of the Securities, the Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale.

Our Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. If any underwriter or underwriters are utilized in the sale of the Securities, unless otherwise indicated in the prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to conditions precedent and that the underwriters with respect to a sale of Securities will be obligated to purchase all of those Securities if they purchase any of those Securities.

We may grant to the underwriters options to purchase additional Securities to cover over-allotments, if any, at the public offering price with additional underwriting discounts or commissions. If we grant any over-allotment option, the terms of any over-allotment option will be set forth in the prospectus supplement relating to those Securities.

If a dealer is utilized in the sales of Securities in respect of which this prospectus is delivered, we will sell those Securities to the dealer as principal. The dealer may then resell those Securities to the public at varying prices to be determined by the dealer at the time of resale. Any reselling dealer may be deemed to be an underwriter, as the term is defined in the Securities Act, of the Securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the related prospectus supplement.

Offers to purchase Securities may be solicited by agents designated by us from time to time. Any agent involved in the offer or sale of the Securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to the agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a reasonable best efforts basis for the period of its appointment. Any agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the Securities so offered and sold.

Offers to purchase Securities may be solicited directly by us and the sale of those Securities may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of those Securities. The terms of any sales of this type will be described in the related prospectus supplement.

Underwriters, dealers, agents and remarketing firms may be entitled under relevant agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, that may arise from any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the agents, underwriters or dealers may be required to make.

If so indicated in the prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by institutions to purchase Securities from us pursuant to contracts providing for payments and delivery on a future date. Institutions with which contracts of this type may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases those institutions must be approved by us. The obligations of any purchaser under any contract of this type will be subject to the condition that the purchase of the Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which the purchaser is subject. The underwriters and other persons acting as our agents will not have any responsibility in respect of the validity or performance of those contracts.

Disclosure in the prospectus supplement of our use of delayed delivery contracts will include the commission that underwriters and agents soliciting purchases of the Securities under delayed contracts will be entitled to receive in addition to the date when we will demand payment and delivery of the Securities under the delayed delivery contracts. These delayed delivery contracts will be subject only to the conditions that we describe in the prospectus supplement.

In connection with the offering of Securities, persons participating in the offering, such as any underwriters, may purchase and sell Securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of bids or purchases for the purpose of preventing or retarding a decline in the market price of the Securities, and syndicate short positions involve the sale by underwriters of a greater number of Securities than they are required to purchase from any issuer in the offering. Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the Securities sold in the offering for their account may be reclaimed by the syndicate if the Securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Securities, which may be higher than the price that might prevail in the open market, and these activities, if commenced, may be discontinued at any time.

CERTAIN FINANCIAL DATA

The following table sets forth our historical selected financial information. In June 2011, the Financial Accounting Standards Board issued ASU 2011-5 Comprehensive Income (Topic 220) – Presentation of Comprehensive Income, which provides new guidance on the presentation of comprehensive income in financial statements. This guidance revises the manner in which entities present comprehensive income in their financial statements. We adopted this standard for the quarter ended September 30, 2012, and presented net loss and comprehensive loss in a single, continuous statement of operations and comprehensive loss as contained in our quarterly report on Form 10-Q for the period ended September 30, 2012 (filed with the SEC on November 9, 2012). We will continue to use this presentation prospectively in our annual financial statements. The following selected financial information reflects the retrospective application of this guidance for each of the fiscal years ended June 30, 2012, 2011 and 2010. The retrospective application did not have a material impact on our financial condition or results of operations.

PSIVIDA CORP. AND SUBSIDIARIES

STATEMENTS OF COMPREHENSIVE (LOSS) INCOME

(Unaudited, in thousands)

	Year Ended June 30,
	2012	2011	2010
Net (loss) income	$(24,835)	$(8,628)	$8,753
Other comprehensive (loss) income:
Foreign currency translation adjustments	(492)	919	(1,548)
Net unrealized gain (loss) on marketable securities	5	(11)	(2)

Other comprehensive (loss) income	(487)	908	(1,550)

Comprehensive loss (income)	$(25,322)	$(7,720)	$7,203

DESCRIPTION OF SECURITIES

Common Stock

For a full description of our common stock, please refer to the documents identified in the section “Incorporation of Certain Information by Reference.”

Warrants

We may issue warrants to purchase our common stock, each of which represents one share of our common stock. Warrants may be issued independently or together with any other Securities and may be attached to or separate from those Securities. We will issue warrants under warrant agreements to be entered into either between us and the warrant holders directly or between us and a bank or trust company, as warrant agent.

A prospectus supplement will describe the terms of warrants offered thereby, the warrant agreement relating to the warrants and the warrant certificates representing the warrants, including the following:

•	the title of the warrants;

•	the price or prices at which the warrants will be issued;

•	if applicable, the number of warrants issued with common stock;

•	any date on and after which the warrants and such common stock will be separately transferable;

•	the date on which the right to exercise the warrants will commence, and the date on which those rights will expire;

•	the maximum or minimum number of warrants that may be exercised at any time;

•	information with respect to any book-entry procedures for the registration and transfer of warrants;

•	a discussion of any material federal income tax considerations applicable to holding, transferring or exercising warrants; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exercise of the warrants.

Unless we specify otherwise in a prospectus supplement, holders of warrants will not be entitled, by virtue of being such holders, to vote, consent, receive dividends, receive notice as shareholders with respect to any meeting of our shareholders, or to exercise any rights whatsoever as shareholders.

As described in a prospectus supplement, the exercise price payable and the number of shares of common stock purchasable upon the exercise of each equity warrant will be adjusted in certain events, including the issuance of a stock dividend to holders of common stock or a stock split, reverse stock split, combination, subdivision or reclassification of common stock. Instead of adjusting the number of shares of common stock purchasable upon exercise of each warrant, we may elect to adjust the number of warrants. No fractional shares of common stock will be issued upon exercise of warrants, but we will pay the cash value of any fractional shares of common stock otherwise issuable. Unless we specify otherwise in a prospectus supplement, in case of any consolidation, merger, or sale or conveyance of our property as an entirety or substantially as an entirety, the holder of each outstanding warrant shall have the right to the kind and amount of shares of stock and other securities and property (including cash) receivable by a holder of the number of shares of common stock into which the warrant was exercisable immediately prior to the particular triggering event.

Each warrant will entitle the holder to purchase the principal amount or number of securities at the exercise price as shall in each case be set forth in, or be determinable as set forth in, the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the prospectus supplement relating to the warrants offered thereby. After the close of business on the expiration date, unexercised warrants will become void.

We will describe the procedures for exercising warrants in a prospectus supplement. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the securities purchasable upon that exercise. If less than all of the warrants represented by a particular warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

Preferred Stock

We currently have authorized 5,000,000 shares of preferred stock, par value $0.001 per share, of which no shares have been designated.

Under Delaware law and our charter, our board of directors is authorized, without stockholder approval, to issue shares of preferred stock from time to time in one or more series. Subject to limitations prescribed by Delaware law and our charter, the board of directors may determine the number of shares constituting each series of preferred stock and the designation, preferences, voting powers, qualifications, and special or relative rights or privileges of that series. These may include provisions concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and other subjects or matters as may be fixed by resolution of the board or an authorized committee of the board.

Our board of directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of discouraging a takeover or other transaction which holders of some, or a majority, of our common stock might believe to be in their best interests or in which holders of some, or a majority, of our common stock might receive a premium for their shares over the then market price of those shares.

If we offer a specific series of preferred stock under this prospectus, we will describe the terms of the preferred stock in the prospectus supplement for such offering and will file a copy of the certificate establishing the terms of the preferred stock with the SEC. To the extent required, this description will include:

•	the title and stated value;

•	the number of shares offered, the liquidation preference per share, and the purchase price;

•	the dividend rate(s), period(s), and/or payment date(s), or method(s) of calculation for such dividends;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•	the procedures for any auction and remarketing, if any;

•	the provisions for a sinking fund, if any;

•	any listing of the preferred stock on any securities exchange or market;

•	whether the preferred stock will be convertible into our common stock, and, if applicable, the conversion price (or how it will be calculated) and conversion period;

•	whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange price (or how it will be calculated) and exchange period;

•	voting rights, if any, of the preferred stock;

•	a discussion of any material and/or special U.S. federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation, dissolution, or winding up of our the affairs; and

•

any material limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights upon our liquidation, dissolution, or winding up.

Units

As specified in the applicable prospectus supplement, we may issue units consisting of one or more warrants, preferred stock, common stock or any combination of such securities. The applicable prospectus supplement will describe:

•

the terms of the units and of the warrants, preferred stock and common stock comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

LEGAL MATTERS

The validity of the issuance of the common stock underlying the warrants and offered hereby will be passed upon by Ropes & Gray LLP, Boston, Massachusetts.

Some partners of Ropes & Gray LLP are members in RGIP LLC, which owns 14,592 shares of our common stock.

EXPERTS

The consolidated financial statements incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended June 30, 2012 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act, we have filed with the SEC a registration statement on Form S-3, of which this prospectus is a part, with respect to the securities offered hereby. This prospectus does not contain all of the information included in the registration statement. Statements in this prospectus concerning the provisions of any document are not necessarily complete. You should refer to the copies of the documents filed as exhibits to the registration statement or otherwise filed by us with the SEC for a more complete understanding of the matter involved. Each statement concerning these documents is qualified in its entirety by such reference.

We are subject to the information reporting requirements of the Exchange Act, and we comply with those requirements by filing annual, quarterly and current reports, proxy statements and other information with the SEC. Those reports or other information may be inspected without charge at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room can be obtained by calling the SEC at 1-800-SEC-0330. Our SEC filings and submissions also are available to the public on the SEC’s website at www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This prospectus is part of a registration statement on Form S-3 filed by us with the SEC. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information about us and the common stock offered by this prospectus, we refer you to the registration statement and its exhibits and schedules which may be obtained as described above.

The SEC allows us to “incorporate by reference” the information contained in documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus. We incorporate by reference the documents listed below into this prospectus, and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is completed, including all filings made after the date of the registration statement of which this prospectus forms a part and prior to its effectiveness. We hereby incorporate by reference the documents listed below:

•	Our annual report on Form 10-K for the fiscal year ended June 30, 2012 filed with the SEC on September 27, 2012;

•	Our quarterly report on Form 10-Q for the quarter ended September 30, 2012 filed with the SEC on November 9, 2012;

•	Our current reports on Form 8-K filed with the SEC on July 18, 2012, July 19, 2012, August 1, 2012, August 2, 2012 and December 18, 2012;

•	Our definitive proxy statement on Schedule 14A filed with the SEC on October 25, 2012; and

•

The description of our common stock contained in our current report on Form 8-K filed under Rule 12g-3 of the Exchange Act on June 19, 2008, including any amendments or reports filed for the purpose of updating such description.

This prospectus may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus. Reports we file with the SEC after the date of this prospectus may also contain information that updates, modifies or is contrary to information in this prospectus or in documents incorporated by reference in this prospectus. Investors should review these reports as they may disclose a change in our business, prospects, financial condition or other affairs after the date of this prospectus.

Upon your written or oral request, we will provide at no cost to you a copy of any and all of the information that is incorporated by reference in this prospectus.

Requests for such documents should be directed to:

Lori Freedman, Esq.

Vice President, Corporate Affairs, General Counsel and Secretary

pSivida Corp.

400 Pleasant Street

Watertown, MA 02472

Telephone: (617) 926-5000

You may also access the documents incorporated by reference in this prospectus through our website www.psivida.com. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.